Exhibit 3(i) - Articles of Incorporation


                                State of Delaware
                          Certificate of Incorporation
                               A Stock Corporation


1. Name of Corporation is: ReserveNet Incorporated

2. Its registered office in the State of Delaware is to be located at

               Street Address: 1220 North Market Street, Suite 606 City/State/Zip: Wilmington, DE 19801
               County :        New Castle

 The registered agent in charge thereof is American Incorporators Ltd.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The amount of the total authorizing capital stock of this corporation is Ten Thousand Dollars ($10,000), divided into 100,000,000 shares of One One-Hundredth Cent ($0.0001) each.

5. The name and mailing address of the incorporator are as follows:

     Name:            Daniel A. Regidor
     Mailing Address: 3701 Sacramento Street #323
                      San Francisco, California 94118

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do, certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 31st day of October, AD 2000.

       BY: /s/ Daniel A Regidor
          ---------------------
          (Incorporator)

       NAME: Daniel A. Regidor